Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, of our report dated April 9, 2010 relating to the audit of the consolidated financial statements of Citizens Bancorp and subsidiary as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to our Firm under the heading “Experts” in the Prospectus.

/s/ Perry-Smith LLP

Sacramento, California

January 31, 2011

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